EXHIBIT 99.1

1PM Industries Announces Its Von Baron Farms Brand Wins Best Edible Award At Dap Cup

Beverly Hills, California, September 29, 2015 – 1PM Industries, Inc. (OTC: OPMZ) announced today that its Von Baron Farms Pancake and Waffle Batter won “Best Edible” at Dap Cup 2015. Awards are chosen by a panel consisting of 20 hand-picked cannabis industry professionals, 20 VIP Judge passes, and five official Hempcon Judges. They rate each entry on a scale from 1 (weak) to 10 (strong) in each of the following categories:

1.	Smell and Aroma

2.	Texture and Consistency

3.	Appearance and Color

4.	Taste and Flavor

5.	Sensation (smooth or harsh)

6.	Experience and Strength

A photo of the awards can be found on the Von Baron Farms Instagram account: https://instagram.com/p/733WxzBFe0/?taken-by=vonbaronfarms. The Company’s Award Winning Pancake and Waffle Batter is available in test markets and will begin its full roll-out in October 2015.

About 1PM Industries.

1PM Industries is a Colorado corporation. The Company’s business focuses on the sale and distribution of medical marijuana under the brand Von Baron Farms. The Company sells products including its award winning Pancake and Waffle Batter.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com